EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION:

The following selected Unaudited Pro Forma Financial Information is based on the historical financial statements of Handheld Entertainment, Inc. (“Handheld”) and certain assets that were acquired from Scott John Paul Worsnop (“Worsnop”) including all of the assets and business interests related to the YourDialyMedia.com (“Acquired Assets”) website and have been prepared to illustrate the effect of Handheld’s acquisition of those certain assets.

The Unaudited Pro Forma Condensed Financial Information has been prepared using the purchase method of accounting. Worsnop reported financial results on a calendar year ending December 31. The financial statements of the Acquired Assets included in the following unaudited pro forma condensed financial information are based on the audited financial statements of the Acquired Assets for the period from March 19, 2005 (inception) to twelve months ended December 31, 2005 that have been derived primarily from the audited financial statements of Acquired Assets included in this report and the unaudited financial statements for the nine months ended September 30, 2006 The proforma statements of operations give effect to the acquisition of Acquired Assets as if it occurred on January 1, 2005.

Because the selected unaudited pro forma condensed combined financial information is based upon Acquired Assets of YourDailyMedia.com’s financial position and operating results during periods when the Acquired Assets was not under the control, influence or management of Handheld, the information presented may not be indicative of the results that would have actually occurred had the transaction been completed at, and for the twelve months ended, December 31, 2005 or the nine months ended September 30, 2006, as appropriate, nor is it indicative of future financial or operating results of the combined entity.

HandHeld Entertainment, Inc.

HANDHELD ENTERTAINMENT, INC.

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2006

	Handheld Historical	YourDailyMedia.com Historical	Pro Forma Adjustments	Handheld Consolidated Pro Forma
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,889,231	$—	$—	$3,899,231
Restricted Cash	50,000			50,000
Accounts Receivable, less allowances	233,829	—	—	233,829
Due from Owner	—	68,807	—	68,807
Inventories	503,886	—	—	503,886
Other current assets - Related Party	333,000			333,000
Prepaid Expenses and other current assets	229,029	—	—	229,029
Total Current Assets	5,238,975	68,807	—	5,307,982

Fixed Assets, net	245,060	—	—	245,060
Capitalized Software, net	6,921	—	—	6,921
Intangible Assets, net	—	—	1,074,349 (1)	1,074,349
Deposits and other non-current assets	236,016	—	—	236,016
Total Assets	5,726,972	68,807	1,074,349	6,900,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Trade Accounts Payable	799,092	—	—	799,092
Accrued and Other Liabilities	588,944	—	—	588,944
Trade accounts and advances payable to Employees and Related Parties	918,179	—	—	918,179
Total Current Liabilities	2,306,215	—	—	2,306,215

Total Liabilities

Stockholders' Equity
Common Stock	1,143	—	—	1,143
Additional Paid in Capital -- Warrants and Stock Options	3,178,991	—	—	3,178,991
Additional Paid in Capital	20,967,123	—	1,074,349	22,041,472
Net Assets Acquired	—	68,807	—	68,807
Accumulated Deficit	(20,726,500)	—	—	(20,722,155)
Total Shareholders' Equity	3,420,757	68,807	1,101,415	4,559,768
Total Liabilities and Shareholders' Equity	$5,726,972	$68,807	$1,101,415	$6,900,328

HANDHELD ENTERTAINMENT, INC.

Unaudited Pro Forma Combined Statements of Operations for the Twelve Months Ended December 31, 2005

	Handheld Historical	YourDailyMedia.com Historical	PRO FORMA ADJUSTMENTS	Handheld PRO FORMA

Net Revenues	$1,955,181	$20,328	$—	$1,975,509
Product Costs	1,973,556	5,380	—	1,978,936
Gross Margin	(18,375)	14,948	—	(3,427)

Costs and Expenses:
Bad Debt Expense	19,407	—	—	19,407
Sales and Marketing	788,713	—	—	788,713
General and Administrative	3,466,506	12	205,849 (2)	3,672,367
Research and Development	992,821	—	—	992,821
Total Operating Expenses	5,267,447	12	205,849	5,473,308
Operating Income(Loss)	(5,285,822)	14,936	(205,849)	(5,476,479)

Other Income and (Expense):
Interest Income	—	—	—	—
Interest Expense	(141,738)	—	—	(141,738)
Total Other Income/(Expense)	(141,738)	—	—	(141,738)

Net Gain/(Loss)	($5,427,560)	$14,936	($205,849)	($5,618,473)

Basic and diluted gain(loss) per share	($1.13)	$0.06		($1.14)
Shares used in computing earnings (loss) per share	4,812,673	270,144		4,949,811

Basic and diluted gain(loss) per share **	($1.63)	$0.08		($1.65)
Shares used in computing earnings (loss) per share	3,319,085	186,306		3,413,663

** The above presentation gives effect to the reverse stock split effectuated by Handheld on August 14, 2006.

HANDHELD ENTERTAINMENT, INC.

Unaudited Pro Forma Combined Statements of Operations for the Nine Months Ended September 30, 2006

	Handheld Historical	YourDailyMedia.com Historical	PRO FORMA ADJUSTMENTS	Handheld PRO FORMA

Net Revenues	$1,299,125	$88,100	$—	$1,387,225
Product Costs	1,462,495	34,229	—	1,496,724
Gross Margin	(163,370)	53,871	—	(109,499)

Costs and Expenses:
Sales and Marketing	2,432,624	—	—	2,434,930
General and Administrative	4,677,927	—	268,587 (3)	4,946,514
Research and Development	1,557,075	—	—	1,557,075
Total Operating Expenses	8,667,626	—	268,587	8,936,213

Operating Income(Loss)	(8,830,996)	53,871	(268,587)	(8,936,213)

Other Income and (Expense):
Interest Income	59,574	—	—	59,574
Interest Expense	(67,066)	—	—	(67,066)
Interest Expense	(1,038,743)	—	—	(1,038,743)
Total Other Income/(Expense)	(1,046,235)	—	—	(1,046,235)

Net Gain/(Loss)	($9,877,231)	$53,871	($268,587)	($10,091,947)

Basic and diluted gain(net loss) per share	($1.08)	$0.29		($1.09)

Shares used in computing earnings (loss) per share	9,178,833	186,306		9,273,411

HANDHELD ENTERTAINMENT, INC.

SIGNIFICANT NOTES AND ASSUMPTIONS TO THE PRO FORMA FINANCIAL STATEMENTS

(1)
The accompanying unaudited pro-forma financial information shows the financial statements of Handheld Entertainment, Inc. (“Handheld”) and certain assets that were acquired from Scott John Paul Worsnop (“Worsnop”) including all of the assets and business interests related to the YourDailyMedia.com (“Acquired Assets”) website. The pro-forma adjustments to the balance sheet give effect to the merger as if it occurred on September 30, 2006 and the pro-forma statement of operations gives effect to the merger as if it occurred on January 1, 2005. The acquisition has been accounted for using the purchase method of accounting and accordingly the acquired assets have been recorded at their respective purchase price as of the date of acquisition.

(2)
The acquired assets have been recorded as intangible assets with a useful life of three years. For the year ended December 31, 2005, amortization expense of $352,883 has been recognized as if the transaction had been completed on June 1, 2005 which was when website began operations.

(3)
The acquired assets have been recorded as intangible assets with a useful life of three years. For the nine months ended September 30, 2006, amortization expense of $268,587 has been recognized as if the transaction had been completed on January 1, 2006.